Exhibit 10.10

IN ACCORDANCE WITH ITEM 601(B)(10)(IV) OF REGULATION S-K, CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THE EXHIBIT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EXECUTION VERSION

Dated 16 March 2022

YishengBio (Hong Kong) Holdings Limited

(依生生物科技（香港）控股有限公司)

and

R-Bridge Healthcare Fund, LP

(as Agent)

________________________________________

ROYALTY DEED

________________________________________

[***]

THIS DEED is made on 16 March 2022

BETWEEN:

(1)	YishengBio (Hong Kong) Holdings Limited (依生生物科技（香港）控股有限公司), a company with limited liability incorporated under the laws of Hong Kong, with registration number [***], having its registered office at Flat/Rm A 12/F, ZJ 300, 300 Lockhart Road, Wanchai, Hong Kong as borrower (“YishengBio”); and

(2)	R-Bridge Healthcare Fund, LP as agent of the Finance Parties (other than itself) (“Agent”).

RECITALS

WHEREAS, on 16 March 2022, the Parties entered into that certain Facility Agreement pursuant to which the lenders thereunder made available to YishengBio a term loan facility in an aggregate amount of the Total Commitments (as defined in the Facility Agreement).

WHEREAS, under the terms of the Facility Agreement, YishengBio and Agent are also entering into this Deed, pursuant to which YishengBio will pay to Agent, the Royalties on the Products as contingent interest in addition to the payments made to Agent under the Facility Agreement, on the terms and subject to the conditions of this Deed.

WITNESSES AS FOLLOWS:

1.	DEFINITIONS

1.1	Capitalised terms defined in the Facility Agreement have the same meaning when used in this Deed unless expressly defined in this Deed. Upon the release or termination of the Facility Agreement, to the extent any definitions or provisions of the Facility Agreement are incorporated (whether by reference or otherwise) in this Deed, such definitions or provisions shall continue to have the same meanings or application in this Deed. In addition:

“Affiliate” shall have the meaning set forth in the Facility Agreement.

“Annual Royalty Limit” has the meaning given set forth in Clause 4.1 (Royalty Payments as Contingent Interest).

“Applicable Law” means all laws, statutes, ordinances, codes, rules, and regulations that have been enacted by a Governmental Authority and are in force as of the date of this Deed or come into force during the Term, in each case to the extent that the same are applicable to the performance by a Party of its obligations, and/or exercise of its rights, under this Deed.

“Business Day” shall have the meaning set forth in the Facility Agreement.

“Change of Control” shall have the meaning set forth in the Facility Agreement.

“Commercially Reasonable Efforts” means, as to YishengBio and a Product, the level of effort, expertise, and resources required to Develop and Commercialize a Product consistent with the reasonable efforts that would be typically exerted by a biotechnology or pharmaceutical company with its principal business in the PRC and of comparable size and capabilities as YishengBio and the Group in pursuing the development and commercialization of a similar product with similar product characteristics at a similar stage in its development or product life, including without limitation with respect to commercial potential, the proprietary position of the Product, the regulatory status and approval process and other relevant technical, scientific, medical or legal factors.

“Commercialize,” “Commercializing,” and “Commercialization” means activities directed to manufacturing, obtaining pricing and reimbursement approvals for, marketing, promoting, distributing, importing, and/or selling a Product.

“Confidential Information” means any and all technical, business or other information or materials that are deemed confidential or proprietary to or by a Party and are disclosed or provided by such Party to the other Party under or in connection with this Deed, whether disclosed or provided in oral, written, graphic, or electronic form, which may include without limitation trade secrets, processes, formulae, data, Know-How, improvements, inventions, chemical or biological materials, chemical structures, techniques, clinical, sublicensing and marketing and other Development and/or Commercialization plans, strategies, customer lists, financial data, intellectual property information, tangible or intangible proprietary information or materials or other information in whatever form.

“Control” or “Controlled” means, with respect to an item, information, or an intellectual property right, that the applicable Party owns or has a license or other appropriate rights in, to, and under such item, information, or intellectual property right without violating the terms of any written agreement with any Third Party.

“Cover,” “Covered,” or “Covering” means, with respect to a Patent Right, that, in the absence of ownership of or a license under such Patent Right, the manufacture, use, offer for sale, sale or importation of such Product or components thereof would infringe a Valid Claim in such Patent Right.

“Development” means non-clinical, pre-clinical and clinical drug discovery, research, and/or development activities, including without limitation quality assurance and quality control development, and any other activities reasonably related to or leading to the development and submission of information to a Regulatory Authority. When used as a verb, “Develop” means to engage in Development.

“Facility Agreement” means the facility agreement dated 16 March 2022 between, amongst others, YishengBio as borrower and Agent.

“Financial Quarter” shall have the meaning set forth in the Facility Agreement.

“Financial Quarter Date” shall have the meaning set forth in the Facility Agreement.

“Financial Year” shall have the meaning set forth in the Facility Agreement.

“GAAP” shall have the meaning set forth in the Facility Agreement.

“Governmental Authority” means any supranational, federal, national, multinational, regional, provincial, county, city, state, or local government, court, governmental agency, authority, board, bureau, instrumentality, regulatory body, or other political subdivision, domestic or foreign.

“Group Member” shall have the meaning set forth in the Facility Agreement.

“Insolvency” means any of the event or circumstances described in Clauses 22.6 (Insolvency), 22.7 (Insolvency proceedings) and 22.8 (Creditors’ process) of the Facility Agreement.

“Know-How” means technical information and materials, including without limitation technology, software, instrumentation, devices, data, biological materials, assays, constructs, compounds, inventions (patentable or otherwise), practices, methods, algorithms, models, knowledge, know-how, trade secrets, skill and experience (including without limitation all biological, chemical, pharmacological, toxicological, clinical, assay and related know-how and trade secrets, and all manufacturing data, manufacturing processes, specifications, assays, quality control and testing procedures, regulatory submissions and related know-how and trade secrets).

“License” means any agreement pursuant to which YishengBio or any Group Member grants to a Third Party (a “Licensee”) a license, sublicense, or other right to any YishengBio Patents or Regulatory Filings or Regulatory Approvals relating to the Products; provided, however, that a License shall not include:

(a)	any agreement pursuant to which a Licensee obtains solely the right to distribute a Product after purchase from YishengBio, or

(b)	any agreement pursuant to which YishengBio or any Group Member grants a license or sublicense of any of its intellectual property rights:

(i)	solely to conduct research;

(ii)	solely to manufacture a Product; or

(iii)	otherwise to service providers solely on a non-exclusive basis in the ordinary course of Development or Commercialization of a Product (e.g., material transfer agreements, distribution agreements, and consulting agreements).

“Licensee” has the meaning set forth in the definition of License.

“MAA” means a Marketing Authorization Application, biologics license application, new drug application, or similar application, as applicable, and all amendments and supplements thereto, submitted to an applicable Regulatory Authority, to obtain marketing approval for a pharmaceutical or biological product, in a country or in a group of countries.

“Net Sales” means, with respect to any Product, the gross amounts received by YishengBio, any Group Member and its and their Licensees for arm’s length sales of such Product to a Third Party (excluding any sales among YishengBio or any Group Member, on the one hand, and any Licensee, on the other hand unless to the extent such Licensee is the end-purchaser of the Products), less the following deductions solely to the extent incurred or allowed with respect to such sales, and solely to the extent such deductions are in accordance with GAAP, and which are not already reflected as a deduction from the invoiced price:

(a)	discounts (to the extent not previously applied to such amounts received), charge-back payments, and rebates;

(b)	credits or allowances for damaged goods, rejections, recalls or returns of such Product;

(c)	freight, insurance, postage, and shipping charges for delivery of such Product, to the extent separately billed on the invoice; and

(d)	taxes, customs, or duties levied on, absorbed, or otherwise imposed on the sale of such Product, as adjusted for rebates and refunds, to the extent not paid by the Third Party and only to the extent such taxes, customs, or duties are not reimbursed to the paying party, but excluding all income taxes. If a Product is sold by YishengBio, any Group Member or Licensees through intermediaries such as agents, consignees or co-promoters who do not purchase and take title to Product, Royalties will be due only on sales to those Third Parties who actually purchase and take title to Product through such intermediaries. Net Sales will be determined in accordance with GAAP.

With respect to sales of a Product invoiced in a currency other than RMB, Net Sales shall be determined in RMB. With respect to sales of a Product invoiced in a currency other than RMB, Net Sales shall be determined by converting the currencies at which the sales are made into RMB, at rates of exchange determined in a manner consistent with YishengBio’s or the applicable Licensee’s methods for calculating rates of exchange in the preparation of YishengBio’s or such applicable Licensee’s annual financial statements in accordance with GAAP.

A Product transferred to Third Parties in connection with clinical and non-clinical research and trials (including studies reasonably necessary to comply with Applicable Law), Product samples, charitable purposes, promotional purposes, early access programs, compassionate sales or use, or an indigent program or similar bona fide arrangements for which YishengBio or any Group Member or Licensees for good faith business reasons receives consideration in respect thereof that is less than the average cost of goods for a Product shall not be included in Net Sales.

“NMPA” means the National Medical Product Administration of PRC, or any successor agency thereto.

“Party” means a party to this Deed.

“Patent Rights” means:

(a)	patents and patent applications, and any foreign counterparts thereof;

(b)	all divisionals, continuations, continuations-in-part of any of the foregoing, and any foreign counterparts thereof; and

(c)	all patents issuing on any of the foregoing, and any foreign counterparts thereof, together with all registrations, reissues, re-examinations, supplemental protection certificates, substitutions or extensions thereof, and any foreign counterparts thereof.

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, business trust, unincorporated organization, Governmental Authority or any other legal entity, including without limitation public bodies, whether acting in an individual, fiduciary or other capacity.

“PRC” means The People’s Republic of China (excluding, for the purposes of this Deed, Hong Kong, Macau and Taiwan).

“PRC Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in the PRC.

“Products” means YSJA™ Rabies Vaccine, PIKA™ Rabies Vaccines and any improvements or modifications thereto and any follow-on or other rabies vaccines owned, Controlled or Commercialized by YishengBio or any Group Member. A follow-on product shall include, without limitation, any product with the same active pharmaceutical ingredient, any life-cycle management product of a Product, or any product that is substituted or substitutable for a Product. The term “Product” means any of the Products individually. Appendix A sets forth a list of the Regulatory Approvals for the Products as at the date of this Deed.

“Regulatory Approval” means all approvals from the relevant Regulatory Authority to market and sell a Product in any country or regulatory jurisdiction (including all applicable pricing and reimbursement approvals), including approval of an MAA.

“Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the conduct of clinical trials or the manufacturing, marketing, sale, reimbursement or pricing of a Product in a country or regulatory jurisdiction, including in the Territory, including in the PRC, the NMPA.

“Regulatory Filings” means regulatory registrations, applications, authorizations, and approvals (including approvals of MAAs, investigational new drug applications (or their equivalents), supplements and amendments, pre- and post-approvals, pricing approvals, and labeling approvals), Regulatory Approvals, and other submissions made to or with any Regulatory Authority, including drug master files, for research, development (including the conduct of clinical trials), manufacture, or commercialization of a pharmaceutical or biological product in a regulatory jurisdiction, together with all related correspondence to or from any Regulatory Authority and all documents referenced in the complete regulatory chronology for each MAA, investigational new drug application, and foreign equivalents of any of the foregoing.

“RMB/USD Exchange Rate” means, on any day, the average of the spot rates for the purchase of US dollars with RMB for the immediately preceding PRC Business Day published by the State Administration of Foreign Exchange of the PRC.

“Royalties” has the meaning set forth in Clause 4.1 (Royalty Payments as Contingent Interest).

“Royalty Reduction Date” has the meaning set forth in Clause 4.1 (Royalty Payments as Contingent Interest).

“Royalty Repurchase Amount” has the meaning set forth in Clause 4.1 (Royalty Payments as Contingent Interest).

“Royalty Term” has the meaning set forth in Clause 4.1 (Royalty Payments as Contingent Interest).

“Royalty Term Commencement Date” has the meaning set forth in Clause 4.1 (Royalty Payments as Contingent Interest).

“Term” has the meaning set forth in Clause 7.1 (Term and Expiration).

“Territory” means worldwide.

“Third Party” means any Person other than YishengBio, any Group Member or any Finance Party.

“Utilisation Date” shall have the meaning set forth in the Facility Agreement.

“Valid Claim” means either:

(a)	a claim of an issued and unexpired patent or a supplementary protection certificate within the YishengBio Patents that has not been held permanently revoked, unenforceable, or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, unappealable or appealed within the time allowed for appeal and that is not admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise (i.e., only to the extent the subject matter is disclaimed or is sought to be deleted or amended through reissue), or

(b)	a claim of a pending patent application within the YishengBio Patents that has not been abandoned, finally rejected, or expired without the possibility of appeal or refilling.

“YishengBio Patents” means:

(a)	any and all patents and patent applications that Cover a Product or its manufacture, use, sale, export or import, including without limitation the patents and patent applications set forth in Appendix B, and

(b)	any Patent Rights based on the patents and patent applications described in paragraph (a).

1.2	Interpretation

The provisions of clauses 1.2 (Construction), 1.3 (Currency Symbols and Definitions), 1.4 (Third party rights) and 1.5 (Contractual recognition of bail-in) of the Facility Agreement apply to this Deed mutatis mutandis.

2.	YISHENGBIO RESPONSIBILITIES; LICENSING; REPORTING

2.1	Responsibilities

YishengBio will have the sole right, as between the Parties, to Develop and Commercialize Products, including without limitation determining the marketing and regulatory strategies for seeking (if and when appropriate) Regulatory Approvals for Products, filing for such Regulatory Approvals for Products, preparing, submitting, and maintaining any and all Regulatory Filings and Regulatory Approvals for Products, and seeking any necessary Regulatory Approvals of Regulatory Authorities for Product labeling and promotional materials to be used in the applicable jurisdiction(s) in connection with Commercializing Products. As between the Parties, YishengBio will be responsible for all costs and expenses incurred by YishengBio or any Group Member in connection with the foregoing activities. If a Group Member and/or a Licensee meets or fulfills any or all of the obligations of YishengBio under this Deed, and/or observes any of the terms or conditions hereof, then YishengBio will be deemed to have met or fulfilled such obligations or observed such terms or conditions, as the case may be.

2.2	Diligence

During the Term, YishengBio will use Commercially Reasonable Efforts to Develop and Commercialize the Products.

2.3	Licensing

(a)	Right to License. YishengBio will retain the right to perform its activities under this Deed through Licensees, subject to this Clause 2.3. YishengBio will remain responsible for the performance of Licensees under this Deed, including without limitation for all payments due hereunder. YishengBio will provide Agent with notice of the entering into of each License promptly after execution of such License. In addition, YishengBio will provide a redacted copy of any such License to Agent after execution of such License.

(b)	Terms. Each License granted by YishengBio pursuant to and as permitted by Clause 2.3(a) will be subject to the terms and conditions of this Deed and will not contain terms and conditions inconsistent with those in this Deed. Agreements with any Licensee that include the right to Commercialize any Product(s) will contain provisions requiring such Licensee to calculate and report on net sales in sufficient detail to permit YishengBio to meet its obligations set forth in Clause 4.4 (Currency of Payments), and, to the extent that such Licensee will have access to Agent’s Confidential Information, a requirement that such Licensee enter into a confidentiality agreement with the Agent.

(c)	Subcontracting. YishengBio may utilize the services of Third Parties, including without limitation Third Party contract research organizations, contract manufacturing organizations, suppliers and service providers to perform its Development and Commercialization activities, provided that YishengBio will remain at all times fully liable for its responsibilities under this Deed. Any agreement with a Third Party to perform YishengBio’s responsibilities under this Deed will include confidentiality and non-use provisions which are no less stringent than those set forth in Clause 5 (Nondisclosure of Confidential Information) and intellectual property provisions that will allow YishengBio to comply with Clause 6 (Patent matters).

3.	REGULATORY

3.1	Regulatory Filings

YishengBio or a Group Member will solely own and (save to the extent control is required to be exercised through a local partner engaged by YishengBio or a Group Member by Applicable Laws) control any and all Regulatory Approvals and any and all other Regulatory Filings submitted in connection with seeking and maintaining Regulatory Approvals for Products.

3.2	Regulatory Communications

YishengBio will be (subject to the proviso to this sentence) the sole contact, as between the Parties, with the applicable Regulatory Authorities and will be solely responsible, using Commercially Reasonable Efforts, for all communications with such Regulatory Authorities that relate to any Regulatory Approvals or other Regulatory Filings prior to and after any Regulatory Approval with respect to the Products (provided that, to the extent required by Applicable Laws, such communications may be conducted through a local partner engaged by YishengBio or any other Group Member in the applicable jurisdiction; and such local partner may be designated as a contact or the sole contract with the applicable Regulatory Authorities in such jurisdiction). Except as may be required by Applicable Law, Agent will not communicate regarding Products with any Governmental Authority having jurisdiction over the Products unless explicitly requested or permitted in writing to do so by YishengBio or unless so ordered by such Governmental Authority in the Territory, in which case Agent will provide to YishengBio notice of such order as soon as practicable after receipt of such order. In the event that the Agent is required by Applicable Law or ordered by any Governmental Authority in the Territory to communicate with such Governmental Authority, YishengBio will provide all necessary information and assistance as may be requested by the Agent for the purpose of such communication.

3.3	Reports

On each Quarter Report Date during the Royalty Term, YishengBio will deliver to Agent a report containing information regarding its Development and Commercialization activities conducted by or on behalf of YishengBio, Group Members and Licensees during such Financial Quarter. Without limiting the foregoing, such report shall include:

(a)	a description of all material activities in connection with any Regulatory Approvals for Products, preparing, submitting, and maintaining any and all Regulatory Filings and Regulatory Approvals for Products, and seeking any necessary Regulatory Approvals of Regulatory Authorities for Product labelling and promotional materials to be used in the applicable jurisdiction(s) in connection with Commercializing Products; and

(b)	a summary (in reasonable detail) of the efforts of YishengBio in such Financial Quarter with respect to the preparation, filing, prosecution and maintenance of the YishengBio Patents.

4.	PAYMENTS

4.1	Royalty Payments as Contingent Interest

On each Quarter Report Date during the Term, YishengBio shall pay Agent the Royalties under this Deed, as an additional interest payment to the interest payments paid or payable under the Facility Agreement, as contingent and variable and (as the case may be) deferred interest payment amounts. It is understood and agreed by Agent that on any given Quarter Report Date there may not be any Royalties (i.e., contingent interest) owed or paid under this Deed.

(a)	Royalties on Products

(i)	In partial consideration for the Total Commitments made by the Lenders under the Facility Agreement and the rights of YishengBio thereunder with respect to those Total Commitments, YishengBio will pay to Agent royalties on aggregate annual Net Sales of all Products, as calculated by multiplying the applicable royalty rate in the tables set forth below by the corresponding amount of Net Sales (or incremental Net Sales) of all Products in each Financial Year (or party thereof) which falls within the Royalty Term (“Royalties”).

(ii)	YishengBio shall remit all Royalties to Agent in accordance with Clause 4.4 (Currency of Payments).

(iii)	During each Financial Year (or part thereof) which falls within the Royalty Term, YishengBio shall pay the Royalties to Agent up to the applicable Annual Royalty Limit specified in Clause 4.1(a)(iii)(A) or 4.1(a)(iii)(B) below.

(A)	During the Royalty Term until (but excluding) the Royalty Reduction Date, the royalty rates for each Financial Year shall be as follows:

Net Sales Tiers	Royalty Rate
For that portion of annual aggregate Net Sales of Products in a Financial Year that are less than or equal to five hundred million RMB (RMB500,000,000)	1.5%
For that portion of annual aggregate Net Sales of Products in a Financial Year that are greater than five hundred million RMB (RMB500,000,000) but less than or equal to one billion RMB (RMB1,000,000,000)	3.0%
For that portion of annual aggregate Net Sales of Products in a Financial Year that are greater than one billion RMB (RMB1,000,000,000)	3.5%

and the aggregate Royalties payable by YishengBio for each Financial Year shall be capped at RMB60,000,000 (provided that, if only part of such Financial Year falls within the Royalty Term, or in respect of the Financial Year in which the Royalty Reduction Date falls, such limit shall be ratably reduced on a daily basis) (the “Annual Royalty Limit”).

(B)	Royalty Reduction Date. At any time on or after the date on which YishengBio repays all outstanding amounts under the Facility Agreement (the “Royalty Reduction Date”), provided that:

(i)	the Royalty Reduction Date occurs after the date falling 24 Months after the Utilisation Date; and

(ii)	any Royalties payable in respect of the Financial Quarter in which the Royalty Reduction Date occurs have been duly paid in accordance with Clause 4.1(a)(iii)(A),

the royalty rates for the remainder of the Royalty Term shall be reduced to the amount set forth in the table set forth in this Clause 4.1(a)(iii)(B). For clarity, the Royalties payable to Agent under this Clause 4.1(a)(iii)(B) shall be paid from and after the Royalty Reduction Date and no amounts paid to Agent prior to the Royalty Reduction Date shall be refunded or repaid to YishengBio as a result of the Royalty Reduction Date and no such amounts shall be applied to either offset or reduce the Royalties payable or the Annual Royalty Limit under this Clause 4.1(a)(iii)(B) from and after the Royalty Reduction Date and any Net Sales of Products in respect of the Financial Year in which the Royalty Reduction Date occurs which have been applied towards calculating the Royalties payable prior to the occurrence of the Royalty Reduction Date under Clause 4.1(a)(iii)(A) shall continue to be aggregated as Net Sales of Products for that Financial Year for the purpose of determining Royalties payable from and after the Royalty Reduction Date under this Clause 4.1(a)(iii)(B).

Net Sales Tiers	Royalty Rate
For that portion of annual aggregate Net Sales of Products in a Financial Year that are less than or equal to five hundred million RMB ($500,000,000)	0.6%
For that portion of annual aggregate Net Sales of Products in a Financial Year that are greater than five hundred million RMB ($500,000,000) but less than or equal to one billion RMB ($1,000,000,000)	1.2%
For that portion of annual aggregate Net Sales of Products in a Financial Year that are greater than one billion RMB ($1,000,000,000)	1.4%

The aggregate Royalties payable by YishengBio for each Financial Year shall be capped at RMB24,000,000 (provided that, if only part of such Financial Year falls within the Royalty Term, or in respect of the Financial Year in which the Royalty Reduction Date falls, such limit shall be ratably reduced on a daily basis) (also the “Annual Royalty Limit”).

(C)	Calculation of Annual Royalty Limit. For clarity, (x) no further Royalties shall be payable or accrue in respect of a Financial Year (or part thereof) pursuant to Clause 4.1(a)(iii)(A) or 4.1(a)(iii)(B) above once the applicable Annual Royalty Limit thereunder is reached; and (b) for the purpose of determining whether the Annual Royalty Limit is reached, the Royalties (in RMBs) for each applicable Financial Quarter (or part thereof) shall be aggregated.

(D)	Royalty Repurchase Amount. If the Royalty Reduction Date occurs after the date falling 24 Months after the Utilisation Date:

(1)	Royalties shall continue to accrue in accordance with Clause 4.1(a)(iii)(B) above, unless paragraph (2) below applies;

(2)	If, on the Royalty Reduction Date, YishengBio pays to Agent, at its option, an amount equal to four percent (4%) of the principal amount prepaid on the Royalty Reduction Date pursuant to the Facility Agreement (the “Royalty Repurchase Amount”) in addition to the payment of the applicable Prepayment Fee (as defined in the Facility Agreement), then, from and after the receipt of the Royalty Repurchase Amount and the applicable Prepayment Fee by the Agent, no Royalties shall be due and owing to Agent hereunder, provided that any Royalties payable in respect of the Financial Quarter in which the Royalty Reduction Date occurs have been or will be duly paid in accordance with Clause 4.1(a)(iii)(A).

(b)	Royalty Term

Royalties will be remitted on a country-by-country basis, commencing on 1 April 2022 (the “Royalty Term Commencement Date”) until the last day of the relevant Financial Quarter within which the earliest of the following occurs (the “Royalty Term”):

(i)	the date of the payment by YishengBio of the Royalty Repurchase Amount;

(ii)	the Royalty Reduction Date, if the Royalty Reduction Date occurs on or prior to the date falling 24 Months after the Utilisation Date;

(iii)	the end of the 18th Financial Quarter from the Royalty Term Commencement Date; and

(iv)	the expiration of the Term.

4.2	Royalty Reports and Payments

During the Royalty Term, on each Quarter Report Date under the Facility Agreement, YishengBio will pay to Agent Royalties due for such Financial Quarter calculated in accordance with Clause 4.1 (Royalty Payments as Contingent Interest) and will deliver to Agent a Royalties report showing, on a country-by-country basis, the information set forth in this Clause 4.2 (Royalty Reports and Payments) below:

(a)	the gross amount invoiced for and the amounts received and the Net Sales resulting from sales of Products sold by YishengBio, any Group Member or Licensees during such Financial Quarter, including without limitation the specific deductions applied in the calculation of such Net Sales amounts, and any amounts required to be included in Net Sales pursuant to Clause 6.2(c);

(b)	the Royalties (in RMBs) that have accrued in such Financial Quarter with respect to such Net Sales;

(c)	withholding taxes, if any, required by Applicable Law to be deducted with respect to such Royalties; and

(d)	the rate of exchange used by YishengBio in determining the amount of RMBs due hereunder.

If no Royalties are due for any Financial Quarter hereunder, YishengBio will so report. YishengBio will keep, and will require in its Licenses and shall cause its Group Members to require in its Licenses, and use good faith efforts to enforce such requirements, for Licensees to keep (all in accordance with GAAP), complete and accurate records in sufficient detail to properly reflect the Net Sales to enable the Royalties due hereunder to be determined for a period of at least three (3) Financial Years.

In addition, YishengBio will, during the Royalty Term, deliver to Agent by no later than each Quarter Report Date a statement setting forth the actual Net Sales for the Financial Quarter to which such Quarter Report Date relates, the calculation of Royalties or Net Sales due on a country-by-country basis (based on such actual Net Sales) and, if applicable, the exchange rate to be utilized by YishengBio to convert a local currency payment to RMBs. If the information required by this paragraph is provided in a compliance certificate required to be delivered under Clause 18.2 (Compliance Certificate) of the Facility Agreement, then YishengBio shall not be required to provide an additional report under this paragraph with the same information as long as the compliance certificate required to be delivered under the Facility Agreement is delivered when due.

4.3	Audits of Royalty Reports

(a)	Upon the written request of Agent and not more than once in each Financial Year, YishengBio will permit an independent certified public accounting firm selected by Agent and reasonably acceptable to YishengBio to have access during normal business hours to such records of YishengBio as may be necessary or reasonably useful to verify the accuracy of the payment reports made and the amounts owed to Agent under this Deed for any Financial Year period ending not more than thirty-six (36) months prior to the date of such request. Such rights with respect to any Financial Year will terminate upon the earlier to occur of:

(i)	the completion of an audit pursuant to this Clause 4.3 with respect to such Financial Year; and

(ii)	three (3) years after the end of any such Financial Year.

(b)	Agent will promptly upon receipt deliver to YishengBio such accounting firm’s written report. If such accounting firm concludes that an overpayment or underpayment was made, then the owing Party will pay the amount due within thirty (30) days after the date on which Agent delivers to YishengBio such accounting firm’s written report so concluding, and YishengBio will pay any accrued interest as determined in accordance with Clause 4.6 (Interest Due) from the date such underpayment was originally due until payment thereof. YishengBio will bear the full cost of such audit.

4.4	Currency of Payments

All payments under this Deed will be made in US dollars by wire transfer of immediately available funds into an account designated by Agent. Net Sales outside of the PRC will be first determined in the currency in which they are earned and will then be converted into an amount in RMBs using YishengBio’s or the Licensee’s, as applicable, customary and usual conversion procedures used in preparing its financial statements pursuant to GAAP for the applicable reporting period. Royalties will be calculated by reference to Net Sales (in RMBs) and YishengBio will, on each Quarter Report Date, pay to Agent the US dollar equivalent of Royalties payable by it for the applicable Financial Quarter. Such US dollar equivalent will be determined by reference to the RMB/USD Exchange Rate as of two (2) Business Days prior to such Quarter Report Date.

4.5	Taxes

(a)	Each Party will be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Deed. YishengBio agrees to use commercially reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of Royalties and other payments made by YishengBio to Agent under this Deed.

(b)	To the extent YishengBio is required under the Internal Revenue Code of 1986, as amended (the “Code”), or any other tax laws to deduct and withhold taxes on any payment to Agent, and YishengBio will pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Agent an official tax certificate or other evidence of such withholding sufficient to enable Agent to claim such payment of taxes. Upon YishengBio’s reasonable request, Agent will provide YishengBio any tax forms that may be reasonably necessary in order for YishengBio to determine whether to withhold tax on any such payments or to withhold tax on such payments at a reduced rate under the Code or any other tax laws, including without limitation any applicable bilateral income tax treaty. YishengBio will use commercially reasonable efforts to minimize or avoid any withholding tax or value added tax to the extent permitted under the Applicable Laws and treaties. YishengBio will provide the Agent with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Deed, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax. YishengBio will use commercially reasonable efforts to require its Licensees to cooperate with YishengBio and Agent in a manner consistent with this Clause 4.5.

(c)	If any payment required to be made by YishengBio under this Agreement is subject to increased deduction or withholding of tax by Agent, then the sum payable by YishengBio (in respect of which such increased deduction or withholding is required to be made) will be increased to the extent necessary to ensure that Agent receives a sum equal to the sum which it would have received if no such increased tax deduction or withholding had been required.

4.6	Interest Due

YishengBio will pay Agent interest on any payments that are not paid on or before the date such payments are due under this Deed at the default interest rate set forth in Clause 8.3 (Default interest) of the Facility Agreement.

5.	NONDISCLOSURE OF CONFIDENTIAL INFORMATION

5.1	Nondisclosure

Each Party agrees to keep all Confidential Information of the other Party confidential any not to disclose it to anyone other than in accordance with Clause 25 (Confidential Information) of the Facility Agreement.

6.	PATENT MATTERS

6.1	Preparation., Filing, Prosecution, and Maintenance of YishengBio Patents

YishengBio (on its own behalf and on behalf of each Group Member) will have the responsibility, at its expense, and considering in good faith any and all recommendations of Agent, for the preparation, filing, prosecution, and maintenance of the YishengBio Patents, including any patent term extensions. YishengBio will promptly provide Agent with notice of its intention to:

(a)	permit any of the YishengBio Patents to be abandoned in any country in the Territory; or

(b)	elect not to file a new patent application claiming priority to a patent application within the YishengBio Patents, either before such patent application’s issuance or within the time period required for the filing of an international (i.e., Patent Cooperation Treaty), regional (including the European Patent Office) or national patent application, in each case, at least thirty (30) days prior to such lapse or abandonment. In the event of any such lapse or abandonment, Agent may elect to assume full responsibility for the continued prosecution and maintenance of such YishengBio Patents, or the filing of such new patent application, in each case, at the costs of YishengBio.

6.2	Intellectual Property Matters

(a)	Procedures and Requirements. In the event that either Party has cause to believe that a Third Party may be infringing or misappropriating any of the YishengBio Patents, it will promptly notify the other Party in writing, identifying the alleged infringer and the alleged infringement or misappropriation complained of and furnishing the information upon which such determination is based. YishengBio will have the first right but not the obligation to stop such infringement or misappropriation of the YishengBio Patents by such Third Party or settle, pursuant to Clause 6.2(b), with such Third Party. If YishengBio fails to take action within ninety (90) days following its receipt of a notice of such infringement or misappropriation, then Agent will have the right to take action to stop such infringement or misappropriation. Upon request by the Agent, YishengBio shall (and shall procure that each other Group Member will) give the Agent all reasonable information and assistance, including without limitation allowing the Agent access to YishengBio’s or such other Group Member’s files and documents and to YishengBio’s or such other Group Member’s personnel who may have possession of relevant information and, if necessary or desirable for the Agent to prosecute any legal action, joining in the legal action as a party using counsel of its own choice.

(b)	Settlement of an Enforcement Claim. If any YishengBio Patent is enforced by the Agent, the Agent will have the right to control settlement of any claims that a Third Party may be infringing or misappropriating such YishengBio Patent. In the event that any YishengBio Patent is enforced by YishengBio, YishengBio shall not settle any claim without the prior consent of the Agent.

(c)	Expenses and Recovery. YishengBio shall bear all costs and expenses (including without limitation any costs or expenses incurred that exceed the amounts recovered by the Agent pursuing any action under this Clause 6.2(c)) and payments awarded against or agreed to be paid by the Agent. Any amounts recovered by either Party pursuant to Clause 6.2(a) or 6.2(b), whether by settlement or judgment, will be allocated in accordance with the following:

(i)	such amounts first will be used to reimburse the Parties for their reasonable costs and expenses in making such recovery and, if insufficient to cover the totality of such costs and expenses, will be allocated first to the Agent to cover its costs and expenses; and

(ii)	if such amounts is received by:

(A)	YishengBio or any other Group Member, YishengBio or such Group Member will retain any remainder; provided that, solely for purposes of Clause 4.1 (Royalty Payments as Contingent Interest), such remaining amount will be deemed to be Net Sales of the applicable Product to which such action related in the Financial Quarter in which such amounts were received by or paid to YishengBio or such Group Member, and thereby will be subject to the Royalties payments contemplated in Clause 4.1 (Royalty Payments as Contingent Interest); and

(B)	the Agent, Agent will retain an amount equal to the Royalties payments that would have been payable to the Agent (had such amounts been received by YishengBio or any other Group Member) pursuant to paragraph (A) above, and Agent will pay the remainder to YishengBio.

6.3	Infringement Claims by Third Parties

YishengBio will promptly inform the Agent in writing of any actual, threatened, or alleged infringement or misappropriation, based on the making, using, selling, or offering for sale of a Product, of a Third Party’s intellectual property rights of which it becomes aware. YishengBio will keep the Agent advised of all material developments in the conduct of any proceedings in defending any claim of such alleged infringement or misappropriation and will cooperate with the Agent in the conduct of such defense. In no event may YishengBio settle any such infringement or misappropriation claim in a manner that would materially adversely affect or impose any obligation on the Agent, without the Agent’s prior written consent. YishengBio will have the sole responsibility and at its cost for defending any such allegations or claims made against it.

7.	TERM AND TERMINATION

7.1	Term and Expiration

The term of this Deed will commence on the date of this Deed, and will continue for as long as payments are due or payable under this Deed, or until there are no Net Sales on account of any Product (the “Term”).

7.2	Termination by Agent

Agent may terminate this Deed for any or no reason upon ninety (90) days prior written notice to YishengBio.

7.3	Continuing Obligations

Upon expiration or termination of this Deed:

(a)	YishengBio will not be relieved of any obligation that accrued prior to the effective date of such termination; and

(b)	all amounts due or payable to Agent that were accrued prior to the effective date of termination will remain due and payable; provided that the foregoing will not be deemed to limit YishengBio’s indemnification obligations under this Deed for acts or omissions occurring prior to the effective date of such termination that are the subject of such indemnification even if the indemnification amount cannot be accrued or determined as of the effective date of such termination.

7.4	Retention of Payments

Upon expiration or termination of this Deed, Agent will have the right to retain all amounts previously paid to Agent by YishengBio.

7.5	Survival

Expiration or termination of this Deed for any reason will not:

(a)	release YishengBio from any obligation that has accrued prior to the effective date of such expiration or termination;

(b)	preclude the Agent from claiming any other damages, compensation, or relief that it may be entitled to upon such expiration or termination; or

(c)	terminate any right to obtain performance of any obligation provided for in this Deed that will survive expiration or termination. Without limiting the foregoing, upon expiration or termination of this Deed, the rights and obligations of the Parties under Clause 8 (Indemnity) will survive such expiration or termination and, to the extent any provisions of the Facility Agreement are incorporated into this Deed, those provisions shall survive as a part of this Deed.

8.	INDEMNITY

8.1	YishengBio Indemnity Obligations

The provisions of Clauses 11 (Tax gross up and indemnities), 14 (Other indemnities) and 15 (Costs and expenses) of the Facility Agreement shall apply to this Deed as though they were set out in full in this Deed, except that references to an “Obligor” shall be constructed as references to YishengBio and references to a “Finance Document” or “this Agreement” shall be constructed as references to this Deed.

9.	REPRESENTATIONS, WARRANTIES, AND COVENANTS

9.1	Representations and Warranties, and Covenants, of YishengBio

YishengBio represents and warrants on each day during the Term, and YishengBio covenants, that:

(a)	the provisions of Clauses 17.1 (Status) to 17.6 (Governing law and enforcement), 17.10 (No misleading information), 17.12 (Pari passu ranking), 17.22 (Intellectual Property) to 17.24 (Anti-Corruption, Anti-Money Laundering and Anti-Terrorism) and 17.30 (No partnership intended) of the Facility Agreement shall apply to this Deed as though they were set out in full in this Deed (provided that, at all times after the Discharge Date, each reference therein (i) to an Obligor shall be construed as a reference to Cayman Yisheng and YishengBio only; and (ii) to Intellectual Property shall be construed as a reference to Intellectual Property relating to the Products only);

(b)	it has written agreements with all of its employees, consultants, or independent contractors who receive Confidential Information under this Deed obligating them to keep such information confidential and to use such information only as permitted in this Deed, and assigning to YishengBio or another Group Member ownership of all intellectual property rights created in the course of their employment;

(c)	as of the date of this Deed, it has the full right to grant the rights to receive payments granted to Agent under this Deed, and is not currently bound by any agreement with any Third Party, or by any outstanding order, judgment, or decree of any court or administrative agency, that restricts it from granting to Agent the rights as set forth in this Deed;

(d)	it has not granted as of the date of this Deed any right, option, license or interest in or to any YishengBio Patents or Regulatory Filings that is in conflict with the rights granted to Agent under this Deed; and it has not granted, or permitted to be attached, any lien, security interest, or other encumbrance with respect to the YishengBio Patents or Regulatory Filings;

(e)	during the Term and then only as permitted under the Facility Agreement, YishengBio will not create, incur, assume or suffer to exist any Security or Quasi-Security on the YishengBio Patents or Regulatory Filings;

(f)	YishengBio has no knowledge of any infringement or misappropriation by any Third Party of any of the YishengBio Patents or Regulatory Filings as of the date of this Deed;

(g)	to YishengBio’s knowledge, YishengBio solely owns the YishengBio Patents existing as of the date of this Deed, including without limitation all patents and patent applications set forth on Appendix B, and such ownership has been duly recorded with the Patent and Trademark Office or corresponding Governmental Authorities;

(h)	as of the date of this Deed, Appendix A contains a true and complete list of all Regulatory Approvals for the Products and Appendix B contains a true and complete list of all patents and patent applications of the YishengBio Patents covering or claiming the Products;

(i)	to YishengBio’s knowledge, YishengBio has obtained, and during the Term will maintain, all licenses, authorizations, and permissions necessary under Applicable Law for meeting and performing its obligations under this Deed and all such licenses, authorizations, and permissions are in full force and effect;

(j)	to YishengBio’s knowledge, all of YishengBio’s activities related to its use of YishengBio Patents, and the Development and Commercialization of the Products comply in all material respects with Applicable Laws, and YishengBio will use good faith efforts in compliance in all material respects with Applicable Laws during the Term;

(k)	YishengBio shall provide Agent with written notice as promptly as possible (but in any event within five (5) Business Days) after acquiring knowledge of the occurrence of a Insolvency in respect of YishengBio or any Group Member;

(l)	YishengBio shall (and shall ensure that Cayman Yisheng will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties and shall not change its residence for Tax purposes;

(m)	the provisions of Clauses 20.1 (Authorisations) to 20.3 (Ranking) of the Facility Agreement shall apply to this Deed as though they were set out in full in this Deed as if each reference to an Obligor therein were a reference to YishengBio and any obligation imposed therein on YishengBio shall include an obligation on YishengBio to procure Cayman Yisheng to fulfill such obligation; and

(n)	the provisions of Clauses 20.7 (Change of business) to 20.9 (Environmental Claims), 20.23 (Intellectual Property), 20.25 (Sanctions) and 20.26 (Anti-Corruption, Anti-Terrorism and Anti-Money Laundering) of the Facility Agreement shall apply to this Deed as though they were set out in full in this Deed.

10.	NO ASSUMED OBLIGATIONS

10.1	No Assumed Obligations

Notwithstanding any provision in this Deed, Agent is not assuming any liability or obligation of YishengBio or any of the Group Members of whatever nature, whether presently in existence or arising or asserted hereafter. All such liabilities and obligations shall be retained by and remain liabilities and obligations of YishengBio or an applicable Group Member, as the case may be.

11.	MISCELLANEOUS

11.1	Assignment

(a)	This Deed may not be assigned or otherwise transferred by YishengBio.

(b)	The Agent may assign or transfer its rights and/or obligations hereunder to a successor agent (which is not a Competitor) appointed in accordance with the terms of the Facility Agreement.

(c)	A Lender may assign or transfer is rights and/or obligations hereunder, provided that such assignment or transfer shall be made in accordance with Clause 23 (Changes to the Lenders) of the Facility Agreement (or, if the assignment or transfer is effected after the Royalty Reduction Date, such assignment or transfer shall remain subject to the provisions of Clauses 23.2(a), (b) and (c) of the Facility Agreement).

(d)	Any purported assignment in violation of this clause will be void. Any permitted assignee, transferee or successor will assume and be bound by all obligations of its assignor or predecessor under this Deed.

11.2	Notices

Any notice or other communication to a Party pursuant to this Deed will be sufficiently made or given in accordance with Clause 30(Notices) of the Facility Agreement, which is incorporated herein by reference mutatis mutandis as if fully set forth.

11.3	Counterparts

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

11.4	Use of Names

YishengBio will not, without prior written consent of Agent, use the name or any trademark or trade name owned by any Finance Party, or owned by an Affiliate of any Finance Party, in any publication, publicity, advertising, or otherwise.

11.5	Independent Contractors

Nothing contained in this Deed will be deemed to constitute a joint venture, partnership, or employer-employee relationship between Agent and YishengBio, or to constitute one as the agent of the other. Neither Party will be entitled to any benefits applicable to employees of the other Party. Both Parties will act solely as independent contractors, and nothing in this Deed will be construed to make one Party an agent, employee, or legal representative of the other Party for any purpose or to give either Party the power or authority to act for, bind, or commit the other Party.

11.6	Entire Agreement

This Deed, together with the Appendices attached hereto, and the Facility Agreement, to the extent applicable to this Deed, constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous proposals, oral or written, confidentiality agreements, and all other communications between the Parties with respect to such subject matter.

11.7	Partial invalidity; Remedies and waivers; Modifications; Day count convention

The provisions of Clauses 31.3 (Day count convention), 32 (Partial invalidity), 33 (Remedies and waivers) and 34 (Amendments and waivers) of the Facility Agreement apply to this Deed mutatis mutandis.

11.8	Further Assurances

YishengBio agrees to do and perform all such further reasonable acts and things and will execute and deliver such other agreements, certificates, instruments, and documents necessary to carry out the intent and accomplish the purposes of this Deed.

12.	GOVERNING LAW

This Deed is governed by Hong Kong law.

13.	ENFORCEMENT

13.1	Jurisdiction of Hong Kong courts

(a)	The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including any dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	Notwithstanding paragraphs (a) and (b) above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

IN WITNESS WHEREOF this Deed has been executed and delivered by YishengBio as a deed and signed by the Agent and it shall take effect on the date first above written.

EXECUTED AS A DEED	)
BY THE SOLE DIRECTOR OF	)
YISHENGBIO (HONG KONG) HOLDINGS LIMITED	)
)

Sole Director Zhang Yi	/s/ Yi Zhang

IN THE PRESENCE OF:

WITNESS’S SIGNATURE	/s/ Chenyu Wu

FULL NAME	Chenyu Wu

Address:	[***]
Telephone:	[***]
Fax:	N/A
Email:	[***]
Attention:	David Shao

Signature page to Royalty Deed

As Agent

R-BRIDGE HEALTHCARE FUND, LP

By:	/s/ Wei Fu

Name: Fu Wei

Title: Director

Address:	c/o Maples Corporate Service Limited, PO Box 309, Ugland Cayman House, Grand Cayman KY1-1104, Cayman Island
Telephone:	[***]
Fax:	N/A
Email:	[***]
Attention:	Peng Fu

Signature page to Royalty Deed

APPENDIX A

REGULATORY APPROVALS FOR THE PRODUCTS

APPENDIX B

YISHENGBIO PATENTS